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	Paul de la Plante	February 10, 2009
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	Dave Dunnewald	Leah Ramsey
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MOLSON COORS REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher worldwide beer volume and underlying income for the full year ending December 28, 2008.  For the fiscal fourth quarter of 2008, pro forma worldwide beer volume and underlying income declined due to unfavorable foreign currency and slowing industry trends.

“We looked at this past year as an opportunity to continue to strengthen our financial base and position ourselves for long-term growth,” said Peter Swinburn, Molson Coors president and chief executive officer.  “In 2008, we invested substantially in our strategic brands, increased global beer volume, achieved higher pricing in all of our markets, and exceeded our cost-reduction targets, all while successfully executing major strategic initiatives like the launch of MillerCoors.”

“Our lower fourth quarter financial results reflect the combined challenges of a much stronger U.S. dollar versus a year ago, significant commodity inflation, and lower sales volume in our major markets.  Foreign currency movements alone accounted for more than 55% of the year-over-year decline in fourth quarter profit, and input cost inflation across all of our businesses added another $41 million of headwinds to the quarter.”

“In this economic environment, we remain committed to building great beer brands while diligently reducing our costs,” Swinburn added.  “We are benefiting from strategic initiatives in each of our businesses to improve long-term performance.  While our Canada team is balancing its brand and pricing priorities, our U.K. team is ramping up its contract brewing arrangement and the Magners draught cider business.  At the same time, MillerCoors is delivering synergies ahead of schedule in the U.S. and taking important steps to strengthen its top-line.”

“As we enter 2009, we remain focused on the fundamentals that drive our business regardless of the economic environment: building great beer brands, increasing revenue per barrel, delivering cost savings, generating free cash, and growing long-term returns to shareholders.”

Fourth Quarter Highlights

Key operating and financial highlights for the Company’s fiscal fourth quarter ended December 28, 2008, compared to the fiscal fourth quarter ended December 30, 2007, include the following:

•	Worldwide beer volume declined 4.2 percent on a pro forma basis.

Molson Coors Brewing Company

•	Molson Coors net income decreased 44.1 percent to $96.8 million for the fourth quarter.

•	Underlying after-tax income(1) decreased 21.0 percent to $105.1 million, or $0.57 per diluted share.

•	Foreign currency movements drove over 55 percent, or $23 million, of the $41.0 million decline in fourth quarter underlying pretax income.

•	Excluding the impact of foreign currency, the Company’s underlying income declined approximately seven percent in the quarter.

Full Year 2008 Highlights

Key operating and financial highlights for the Company’s fiscal year ended December 28, 2008, compared to the fiscal year ended December 30, 2007, include the following:

•	Worldwide beer volume grew 4.0 percent on a reported basis.

•	Net income decreased 22.0 percent to $388.0 million.

•	Underlying after-tax income(1) increased 1.0 percent to $512.6 million, or $2.76 per diluted share.

•	For the full year 2008, foreign currency movements decreased total underlying pretax income by approximately $16 million.

•	As of December 28, 2008, cash and cash equivalents totaled $216 million, and total owned debt was $1.75 billion, excluding approximately $82 million of non-owned joint venture debt.

(1) The Company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.  To calculate underlying income in the fourth quarter of 2008, the Company excluded one-time expenses, particularly related to MillerCoors and the Foster’s cash-settled total-return swap, as well as a net special credit of $2.1 million pretax. To calculate underlying income for the full year 2008, the Company excluded net special items of $133.9 million, as well as one-time expenses related to MillerCoors and debt extinguishment costs.  For further details, please see the section “Special and Other One-Time Items” below, along with tables for reconciliations to the nearest U.S. GAAP measures.  All $ amounts are in U.S. Dollars.

The Company’s effective tax rate for the full year 2008 was 20 percent on both a reported and an underlying basis.  In the fourth quarter, the Company’s effective tax rate for income from continuing operations was 20 percent on a reported basis, and 22 percent on an underlying basis.  The Company estimates that its full-year 2009 effective tax rate will be in the range of 16 percent to 20 percent on an underlying basis.

For the full year 2008, Molson Coors achieved $87 million of cost savings as part of its Resources for Growth (RFG) cost savings program, which exceeded the Company’s 2008 goal by approximately $10 million.  In the first two years of its three-year, $250 million RFG program, Molson Coors has delivered $178 million of cost savings.  In the fourth quarter alone, the Company delivered $22 million of RFG cost reductions.

MillerCoors is well on its way to deliver its stated goal of $500 million of annual cost synergies by the third year of combined operations.  For the quarter, MillerCoors delivered $26 million in synergies, for a total of $28 million since combining operations.  The timing to achieve the company’s original goal of $50 million in synergies in the first 12 months of operations has accelerated, and MillerCoors now expects to realize $128 million of synergies by June 30, 2009.  By the end of calendar year 2009, MillerCoors expects to achieve a total of $238 million in synergies surpassing its original forecast of $225 million.  While the timing of synergy delivery has accelerated, MillerCoors’ goal remains $500 million in three years.

Molson Coors Brewing Company

The Company’s total worldwide beer volume was 10.653 million barrels in the quarter, down 4.2 percent versus the prior year on a pro forma basis.  Fourth quarter volume increased 1.2 percent when compared to reported volume a year ago, as shown in Table 1 below.  Full year 2008 volume increased 4.0 percent versus a year ago on a reported basis to 43.693 million barrels, as shown in Table 2 below.

Table 1:  Molson Coors 2008 Fourth Quarter Worldwide Beer Volume

	Thirteen Weeks Ended			Thirteen Weeks Ended
	December 28, 2008	December 30, 2007	% Change	December 28, 2008	December 30, 2007	% Change
	Actual	Pro forma (1)		Actual	Actual
Volume in U.S. barrels (000):
Financial volume	4,202	4,537	(7.4)%	4,202	10,463	(59.8)%
Royalty volume	82	63	30.2%	82	63	30.2%
Owned volume	4,284	4,600	(6.9)%	4,284	10,526	(59.3)%
Proportionate share of equity investment sales-to-retail (2)	6,369	6,516	(2.3)%	6,369	-	100.0%
Total worldwide beer volume	10,653	11,116	(4.2)%	10,653	10,526	1.2%

(1)   Reflects the reduction of the U.S. segment volume reported for the 13 weeks ended December 31, 2007.
(2)   Reflects the addition of Molson Coors Brewing Company's proportionate share of MillerCoors and Molson Modelo sales-to-retail for the periods presented, adjusted for comparable trading days.

Table 2:  Molson Coors 2008 Full Year Worldwide Beer Volume

	Fifty Two Weeks Ended
	December 28, 2008	December 30, 2007	% Change
	Actual	Actual
Volume in U.S. barrels (000):
Financial volume	29,656	41,796	(29.0)%
Royalty volume	256	214	19.6%
Owned volume	29,912	42,010	(28.8)%
Proportionate share of equity investment sales-to-retail (1)	13,781	-	100.0%
Total worldwide beer volume	43,693	42,010	4.0%

(1)   Reflects the addition of Molson Coors Brewing Company's proportionate share of MillerCoors and Molson Modelo sales-to-retail for the periods presented, adjusted for comparable trading days.

Molson Coors Brewing Company

Business Segments

Following are the Company’s 2008 fourth quarter results by business segment:

Canada Business

The Canada business earned underlying pretax income of $99.8 million in the fourth quarter, a 23.0 percent decrease from the same period last year.  This profit decline was driven by a 19 percent depreciation of the Canadian dollar, which reduced the Canada segment underlying income by approximately $18 million.  In local currency, Canada underlying pretax income was five percent lower than the fourth quarter 2007 due to lower sales volume, increased competitive discounting in Quebec and continued cost inflation, partially offset by favorable front-line pricing across Canada.

On a comparable basis(2), Canada sales-to-retail decreased 0.6 percent in the fourth quarter versus last year, resulting in a market-share decrease of less than one-half share point versus a year ago.  Low-single-digit growth of Molson’s strategic brands, led by double-digit growth of Coors Light and continued strong growth by Carling, Creemore, and our import brands was offset by lower sales of non-strategic brands.  The Canadian beer industry slowed in the quarter, with sales growth of approximately 0.5 percent versus a year ago.  This represents a deceleration versus earlier in 2008 and was driven by poor weather, a softening economy, and an acceleration of Quebec industry volume to the 3rd quarter ahead of a 4th quarter price increase.

On a comparable basis, Canada sales volume decreased 2.1 percent during the fourth quarter to 1.8 million barrels.  Comparable net sales per barrel increased 3.5 percent in local currency, half driven by favorable net pricing, led by front-line pricing in Quebec and Ontario, and half driven by favorable sales mix, including increased sales volume of partner import brands.

Cost of goods sold per barrel increased 9.2 percent on a comparable basis in local currency, due to a six percent increase in commodity and packaging materials, a 1.5 percent increase in fuel and distribution costs, and a 3.5 percent increase due to a sales mix shift toward higher-cost partner import brands, partially offset by two percentage points of savings from the Resources for Growth initiatives.  Comparable marketing, general and administrative expenses increased approximately 1.3 percent in local currency due to higher pension and other overhead expenses.

Other income in the fourth quarter increased $4.5 million, driven by pretax gains from foreign currency hedges.

(2)  Except where otherwise indicated, comparable Canada results exclude the effect of establishing the Modelo Molson joint venture in 2008, as well as the reporting effects of discontinuing the Company’s Foster’s U.S. contract in 2007.  Results for the Modelo Molson joint venture, which sells the Modelo brands across Canada, are recorded under the equity method of accounting.  Beginning in 2008, Modelo brand results are no longer reported on a line-item basis in the Company’s Canada results, affecting the comparability of results with 2007.  Beginning in 2008, Modelo Molson sales volumes are excluded from financial volume.  In addition, Molson Coors now includes its 50% ownership share of Modelo Molson sales-to-retail in its consolidated worldwide beer volume for both the current year and prior year.  Comparable results exclude the year-over-year impact for beer sales to MillerCoors.  With the completion of the MillerCoors joint venture, the financial impact of our brand exports to the U.S. will no longer be treated as inter-company sales and eliminated upon consolidation of total Molson Coors results.  Sales volume for these U.S. exports will be excluded from Canada results and are now be reported by MillerCoors.

Molson Coors Brewing Company

United States Business (MillerCoors)(3)

Molson Coors underlying U.S. segment pretax income decreased 21.2 percent to $56.2 million in the fourth quarter, as a result of year-over-year timing differences in sales and marketing spending, along with the impact of changes in accounting policies.  U.S. segment results include the Company’s 42% share of MillerCoors net income and various adjustments for the equity income calculation under U.S. GAAP, as shown in Table 8 below.

MillerCoors Operating and Financial Highlights (U.S. GAAP)

Underlying net income, excluding special items, for the quarter increased 16.5 percent to $135 million from the prior year pro forma result, driven primarily by strong pricing and cost management, which more than offset increases in commodity costs and a reduction in shipment volume.

During the period, MillerCoors sales-to-retailers (STRs) declined 2.3 percent, reflecting a weaker quarter for the industry and softness in Miller Lite and certain above-premium brands.  Five out of six MillerCoors priority brands increased STRs in the fourth quarter:

o	Coors Light STRs increased 1.0 percent, posting its fourteenth consecutive quarter of growth,
o	MGD 64 STRs continued to deliver strong growth since its national launch,
o	Blue Moon STRs were up double digits,
o	Keystone Light delivered strong double-digit growth, while Miller High Life STRs increased marginally, and
o	Miller Lite STRs declined 7.5 percent with particularly strong net pricing growth for the quarter.

Domestic sales-to-wholesalers (STWs) dropped 4.3 percent, driven largely by a reduction in distributor inventory levels and lower sales to retail.  Third-party contract brewing volumes declined 6 percent.

MillerCoors total net sales increased by 3.1 percent to $1.740 billion versus the prior pro forma quarter.  Excluding contract brewing, domestic net sales increased 3.4 percent to $1.622 billion.  Pricing remained strong as domestic net sales per barrel, excluding contract brewing and company-owned distributor sales, increased 8.0 percent versus the prior year driven by strong front line pricing, reductions in discounting and favorable mix.

Cost of Goods Sold (COGS) per barrel increased by 5.2 percent, as cost savings initiatives were more than offset by increasing commodity costs.  Fourth quarter results were only minimally improved by significant recent commodity price reductions as materials were largely hedged through calendar year 2008 and 2009 prior to the reductions.

Marketing, general and administrative expenses increased by 6.1 percent to $514 million, driven primarily by integration costs of $10 million and higher spending on the launch of MGD 64, Coors Light media, increased sales and tactical spending.

Molson Coors Brewing Company

(3) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on  July 1, 2008.  MillerCoors is 42 percent owned by Molson Coors, and is accounted for using the equity method.  Molson Coors’ interest in MillerCoors’ results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Investment Income in MillerCoors.”  Historical period results have not been reclassified to conform to this presentation, so year-over-year comparisons of consolidated and U.S. segment volume, net sales, cost of goods sold, and marketing, general and administrative results are less meaningful.  For comparability, the parent companies of MillerCoors have provided a full income statement for fourth quarter 2008, along with pro forma results for the prior year period.  This release also includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Investment Income in MillerCoors (see Table 8) and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 7).

United Kingdom Business

The U.K. business reported underlying pretax income of $30.6 million in the fourth quarter, a 23.6 percent decrease over the same quarter last year.  A 23 percent decline in the value of the British pound versus the U.S. dollar reduced underlying pretax income by approximately $9 million.  Excluding the effect of foreign currency, the U.K. underlying pretax income was virtually unchanged versus last year in local currency.  Strong pricing growth, the ramp up of our contract brewing arrangement, and reduced marketing spending were offset by lower volumes, higher input cost inflation, and higher pension and bad-debt costs.

U.K. owned-brand volume decreased 9.4 percent during the quarter, while the beer industry declined 8.3 percent, reflecting a weak economy in the U.K.  The Company grew share in the on-premise channel during the quarter, but under-performed the market in the off-premise, as it took a tougher stance with customers on pricing.

In local currency, comparable U.K. net sales per barrel of owned products increased 10.4 percent, nearly two-thirds driven by higher net pricing, with the balance of the increase attributable to a one-time reduction in volume-related payments to customers, and positive sales mix.

Comparable cost of goods sold per barrel for owned brands increased 6.8 percent in local currency in the fourth quarter, due primarily to higher energy and materials cost inflation and higher pension costs, partly offset by results of cost-reduction initiatives.  Marketing, general and administrative expense increased 5.2 percent in local currency due to higher bad debt charges and pension expense, partially offset by decreased marketing expenses in line with the trading environment.

Global Markets and Corporate

Our Global Markets team continues to take a disciplined approach to building our brands in international markets.  The Global Markets grew volume nearly 20 percent driven by the growth of Coors Light in China and Europe.  Marketing, general and administrative expense for Global Markets was $10.3 million in the quarter, virtually unchanged versus a year ago.

Corporate general and administrative expense was $23.2 million in the fourth quarter, a decrease of $7.6 million, or 24.8 percent, due to lower incentive compensation and project spending.

Molson Coors Brewing Company

Net interest expense was $19.6 million in the fourth quarter, a decrease of $7.6 million compared to a year ago.  Also in the quarter, Corporate other expense was driven by a one-time mark-to-market expense related to the Foster’s cash-settled total-return swap.  The underlying pretax loss for Global Markets and Corporate was $50.3 million, a 21.0 percent improvement versus the fourth quarter of 2007.

Special and Other One-Time Items

During the fourth quarter 2008, the Company reported a net special credit of $2.1 million pretax, which was composed primarily of a $10.4 million curtailment gain related to closing a pension plan in the U.K., partially offset by Edmonton Brewery closure costs of $4.2 million, an asset impairment charge of $1.7 million, and MillerCoors readiness and deal costs of $1.4 million.

Corporate other expense in the quarter totaled $20.0 million, primarily composed of a $17.9 million one-time non-cash mark-to-market cost related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008.

During the fourth quarter of 2008, MillerCoors reported special or exceptional items totaling $81 million, which included a Sparks’ brand impairment of $65 million, as well as integration costs.  These integration costs are part of the investment which will enable MillerCoors to meet its stated $500 million three-year synergy plan.  The Sparks’ brand impairment has been offset by a one-time adjustment in our equity method accounting and thus had no effect on Molson Coors results.

Discontinued Operations

The Company reports results associated with its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  The Company reported a gain of $6.1 million from discontinued operations during the quarter primarily due to the impact of favorable foreign exchange movements on the Kaiser indemnity estimates.

2008 Fourth Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2008 fourth quarter and full year results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 4, 2009.  The company will post this release and related financial statements today on its web site, www.molsoncoors.com

Molson Coors Brewing Company

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 3:  2008 Fourth Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)	2008 4th Q	2007 4th Q
U.S. GAAP: After-tax income from continuing operations:	90.7	176.2
Per diluted share:	$0.49	$0.96

Add back: Pretax special items - net	(2.1)	23.2
Add back: Loss on environmental liability reserve (1)	0.8	-
Add back: Loss related to the cash-settled total return swap (1)	17.9	-
Add back: Proportionate share of MillerCoors pretax special items - net (2)	34.1	-
Add back: Impact of MillerCoors accounting policy elections (2)	4.2	-
Minus: Basis amortization related to the Sparks brand impairment (2)	(27.3)	-
Minus: MillerCoors variable share-based compensation (2)	(3.9)	-
Minus: Other one-time items	(1.0)	-
Minus: One-time tax benefits	-	(60.4)
Minus: Tax effects related to special and other one-time items	(8.3)	(6.0)
Non-GAAP: Underlying after-tax income:	105.1	133.0
Per diluted share:	$0.57	$0.73

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 4:  2008 Fourth Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US)	Business				Total
	Canada	U.S.	U.K.	Global Markets & Corporate	Consolidated
U.S. GAAP: 2008 4th Q pretax income (loss) from continuing operations – reported	$93.7	$49.1	$40.6	$(69.7)	$113.7

Add back: Pretax special items - net	6.1	-	(9.9)	1.7	(2.1)
Add back: Loss on environmental liability reserve (1)	-	-	-	0.8	0.8
Add back: Gain related to the cash-settled total return swap (1)	-	-	-	17.9	17.9
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	34.1	-	-	34.1
Add back: Impact of MillerCoors accounting policy elections (2)	-	4.2	-	-	4.2
Minus: Basis amortization related to the Sparks brand impairment (2)	-	(27.3)	-	-	(27.3)
Minus: MillerCoors variable share-based compensation (2)	-	(3.9)	-	-	(3.9)
Minus: Other one-time items	-	-	-	(1.0)	(1.0)

Non-GAAP: 2008 4th Q underlying pretax income (loss)	$99.8	$56.2	$30.6	$(50.3)	$136.3

Percent change 2008 4th Q vs. 2007 4th Q underlying pretax income (loss)	-23.0%	-21.2%	-23.6%	-21.0%	-23.1%

U.S. GAAP: 2007 4th Q pretax income (loss) from continuing operations	$125.9	$64.6	$38.6	$(75.1)	$154.0

Add back: Pretax special items – net	3.7	6.7	1.4	11.4	23.2

Non-GAAP: 2007 4th Q underlying pretax income (loss)	$129.6	$71.3	$40.0	$(63.7)	$177.3

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 5:  2008 Full Year Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)	FY 2008	FY 2007
U.S. GAAP: After-tax income from continuing operations:	400.1	514.9
Per diluted share:	$2.16	$2.84

Add back: Pretax special items - net	133.9	112.2
Add back: Loss on environmental liability reserve (1)	4.4	-
Add back: Net debt extinguishment costs	12.4	-
Add back: Loss related to the cash-settled total return swap (1)	4.3	-
Add back: Proportionate share of MillerCoors pretax special items - net (2)	43.6	-
Add back: Other one-time items	-	7.8
Minus: Basis amortization related to the Sparks brand impairment (2)	(27.3)	-
Minus: Impact of MillerCoors accounting policy elections (2)	(27.7)	-
Minus: Other one-time items	(1.0)	-
Minus: One-time tax benefits	-	(84.9)
Minus: Tax effects related to special and other one-time items	(30.2)	(42.6)

Non-GAAP: Underlying after-tax income:	512.6	507.4
Per diluted share:	$2.76	$2.80

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 6:  2008 Full Year Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US)	Business				Total
	Canada	U.S.	U.K.	Global Markets & Corporate	Consolidated
U.S. GAAP: FY 2008 pretax income (loss) from continuing operations – reported	$458.4	$265.0	$85.4	$(293.6)	$515.2

Add back: Pretax special items - net	10.9	69.3	(4.5)	58.2	133.9
Add back: Loss on environmental liability reserve (1)	-	-	-	4.4	4.4
Add back: Net debt extinguishment costs	-	-	-	12.4	12.4
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	4.3	4.3
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	43.6	-	-	43.6
Minus: Basis amortization related to the Sparks brand impairment (2)	-	(27.3)	-	-	(27.3)
Minus: Impact of MillerCoors accounting policy elections (2)	-	(27.7)	-	-	(27.7)
Minus: Other one-time items	-	-	-	(1.0)	(1.0)

Non-GAAP: FY 2008 underlying pretax income (loss)	$469.3	$322.9	$80.9	$(215.3)	$657.8

Percent change FY 2008 vs. FY 2007 underlying pretax income (loss)	-3.3%	9.1%	-21.9%	-6.6%	0.5%

U.S. GAAP: FY 2007 pretax income (loss) from continuing operations	$427.3	$286.4	$89.5	$(268.8)	$534.4

Add back: Pretax special items – net	75.2	9.5	14.1	13.4	112.2
Add back: Debt extinguishment costs	-	-	-	24.5	24.5
Minus: Gain on sale of House of Blues equity investment	(16.7)	-	-		(16.7)

Non-GAAP: FY 2007 underlying pretax income (loss)	$485.8	$295.9	$103.6	$(230.9)	$654.4

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

MillerCoors LLC
Table 7: 2008 Fourth Quarter Underlying Net Income
(Net Income, Excluding Special Items)

	Three Months Ended		Six Months Ended
		December 31, 2007		December 31, 2007
(In millions of $US)	December 31, 2008	Adjusted Pro Forma(1)	December 31, 2008	Adjusted Pro Forma(1)

U.S. GAAP - Net Income:	$54.1	$90.7	$222.4	$238.7

Add back: Special items, net	81.2	25.4	103.8	28.2
Non-GAAP - Underlying Net Income:	$135.3	$116.1	$326.2	$266.9

(1) The adjusted pro forma net income excludes the benefit of a $26.3 million and $43.1 million settlement received from Ball Corporation which related to the three months ended and six months ended December 31, 2007, respectively.

Pretax and After-Tax Underlying Income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that Underlying Income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses Underlying Income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 8:  Reconciliation of MillerCoors Net Income to MCBC's Equity Income in MillerCoors and Reconciliation to U.S. Segment Underlying Pretax Income
(Note: Some numbers may not sum due to rounding.)

	Thirteen Weeks Ended	Twenty-Six Weeks Ended
(In millions of $ US)	December 28, 2008	December 28, 2008

MillerCoors Net Income	$54.1	$222.4
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC Proportionate $ Share of MillerCoors Net Income	$22.7	$93.4

Add/(Minus): Accounting policy elections (1)	(4.2)	27.7
Add/(Minus): Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	30.7	36.7
Add/(Minus): Share-based compensation adjustment (3)	(0.1)	(2.2)
Equity Income in MillerCoors (Reported)	$49.1	$155.6
Add/(Minus): Proportionate share of MillerCoors special items (4)	34.1	43.6
Add/(Minus): Portion of basis amortization associated with Sparks brand impairment (2)	(27.3)	(27.3)
Add/(Minus): MillerCoors variable share-based compensation (5)	(3.9)	-
Add/(Minus): Accounting policy elections (1)	4.2	(27.7)

U.S. Segment Underlying Pretax Income (Non-GAAP)	$56.2	$144.3

(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances.  These adjustments reflect the impact to our investment in MillerCoors, which is based upon our contributed assets and liabilities.

(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture.  MCBC’s investment basis in MillerCoors is less than our underlying equity (42%) in the total net assets of MillerCoors (contributed by both Coors and Miller) by approximately $652.0 million.  This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference.  For non-depreciable assets, such as goodwill, no adjustment will be recorded to the MillerCoors equity method income unless there is an impairment.  The amortization amounts include $27.3 million in both the thirteen week and twenty–six week periods associated specifically with MillerCoors $65.1 million impairment of the Sparks brand during the fourth quarter of 2008.  Since our portion of the Sparks brand impairment is an adjustment to arrive at the non-GAAP measure above (footnote 4), the offsetting basis amortization adjustment is included in the non-GAAP reconciliation as well.

(3) The net adjustment is to record all stock-based compensation associated with preexisting equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and eliminate all stock-based compensation impacts related to preexisting SABMiller equity awards held by Miller employees now employed by MillerCoors.  The adjustment is to recognize the additional 58% of the stock-based compensation costs associated with those awards recognized and reported by MCBC's U.S. business and eliminate all of the costs associated with equity awards to be settled in SABMiller equity.

(4) MillerCoors Q4 2008 Special Items of $81.2 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals $34.1 million.

(5) Included in Equity Income in MillerCoors.  This adjustment represents the fair value mark to market component of MCBC share-based compensation held by employees of MillerCoors.

Molson Coors Brewing Company

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

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